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                                                                    EXHIBIT 11.1


                        FIDUCIARY CAPITAL PARTNERS, L.P.


                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

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
                                                     For the Three Months               For the Nine Months
                                                      Ended September 30,               Ended September 30,
                                                -----------------------------    -----------------------------
                                                    1999             1998            1999             1998
                                                ------------     ------------    ------------     ------------
Net Investment (Loss) Income                    $   (152,757)    $     44,745    $   (199,469)    $    129,001

Percentage Allocable to Limited Partners                 100%              99%            100%              99%
                                                ------------     ------------    ------------     ------------

Net Investment (Loss) Income Allocable
   to Limited Partners                          $   (152,757)    $     44,298    $   (199,469)    $    127,711
                                                ============     ============    ============     ============

Weighted Average Number of Limited
   Partnership Units Outstanding                   1,109,694        1,201,564       1,109,694        1,201,564
                                                ============     ============    ============     ============

Net Investment (Loss) Income Per Limited
   Partnership Unit                             $       (.14)    $        .04    $       (.18)           $. 11
                                                ============     ============    ============     ============
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